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EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VICINITY CORPORATION
MICROSOFT CORPORATION
AND
BOOTSTRAP MERGER SUB, INC.
Dated as of October 22, 2002

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VICINITY CORPORATION,
MICROSOFT CORPORATION
AND
BOOTSTRAP MERGER SUB, INC.
Dated as of October 22, 2002

ii

EXHIBIT
A        FORM OF VOTING AGREEMENT
B        FORM OF SEVERANCE AGREEMENT

iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2002 (this "AGREEMENT"), by and among Vicinity Corporation, a Delaware corporation (the "COMPANY"), Microsoft Corporation, a Washington corporation ("PARENT"), and Bootstrap Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("PURCHASER").

R E C I T A L S:

        A.    The Board of Directors of each of Parent, Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, a merger of Purchaser with and into the Company in accordance with the DGCL and upon the terms and subject to the conditions set forth herein (the "MERGER"); such approval of this Agreement and the Transactions, including the Merger, by the Board of Directors of the Company (the "COMPANY BOARD OF DIRECTORS") was unanimous.

        B.    In furtherance thereof, it is proposed that Parent acquire all shares of the issued and outstanding common stock, par value $0.001 per share, of the Company, together with each right attached to each such share (each a "COMPANY RIGHT") issued pursuant to the Rights Agreement dated August 9, 2002 among the Company and American Stock Transfer & Trust Company, as rights agent (the "RIGHTS PLAN") (each such share and attached Company Right being collectively referred to as a "SHARE" and all such shares and attached Company Rights being collectively referred to herein as the "SHARES"), for $3.33 per Share, net to the holder in cash (the "MERGER PRICE").

        C.    Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Purchaser's willingness to enter into this Agreement, certain stockholders of the Company (each, a "STOCKHOLDER") are entering into a Voting Agreement (the "VOTING AGREEMENT") in the form attached hereto as Exhibit A, pursuant to which each such Stockholder has agreed to grant a proxy to Purchaser and vote the Shares owned by such Stockholder in favor of the Merger, upon the terms and subject to the conditions set forth therein.

        D.    The Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other Transactions.

        NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

ARTICLE I
THE MERGER

SECTION 1.1 THE MERGER.

        (a)  Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.1(b) hereof), Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION"). The name of the Surviving Corporation shall be designated by Parent and may be changed with the Merger.

        (b)  Concurrently with the Closing (as defined in Section 1.5 hereof), provided that the conditions set forth in Article VI have been satisfied or to the extent permitted hereunder, waived, the Company and Parent shall cause a certificate of merger (the "CERTIFICATE OF MERGER") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereafter referred to as the "EFFECTIVE TIME."

        (c)  The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Purchaser.

SECTION 1.2 EFFECT ON COMPANY COMMON STOCK.

        At the Effective Time:

        (a)  CANCELLATION OF SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock held by the Company as treasury stock and each share of Company Common Stock owned by Parent or Purchaser immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Company Common Stock to be converted into the Merger Price pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a certificate (representing prior to the Effective Time any such shares of Company Common Stock) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration into which such shares of Company Common Stock have been converted.

        (b)  CONVERSION OF SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock referred to in the first sentence of Section 1.2(a) hereof and Dissenting Shares (as defined in Section 1.6 hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the Merger Price (the "MERGER CONSIDERATION").

        (c)  CAPITAL STOCK OF PURCHASER. Each share of Common Stock, $0.01 par value per share, of Purchaser (the "PURCHASER COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of Purchaser Common Stock shall evidence ownership of shares of common stock of the Surviving Corporation.

        (d)  TREATMENT OF COMPANY OPTIONS.

          (i)    Except as otherwise provided in written agreements entered into with the Company and provided to Parent prior to the date of this Agreement or in the Severance Agreements, as of the Effective Time, each Company Option (as defined in Section 3.4(a)) shall, by virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, be converted into a nonstatutory option granted pursuant to the Microsoft 2001 Stock Plan, notwithstanding the type of Company Option being converted, to purchase that number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (a "SUBSTITUTED PARENT OPTION"). If the foregoing calculation results in a Substituted Parent Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option shall be rounded down to the nearest whole number of shares. The Substituted Parent Options shall have the same vesting schedule as the Company Options and continuous employment with the Company shall be credited to each optionee for purposes of determining the number of shares of Parent Common Stock subject to exercise under such optionee's Substituted Parent Option after the

  Effective Time. Each Company Option held by an executive officer listed in Section 6.2(h) shall be treated in the manner set forth in the Severance Agreement to which that executive officer is a party.

          (ii)  Parent shall use its commercially reasonable best efforts to cause the shares of Parent Common Stock issuable upon exercise of the Substituted Parent Options to be registered as of the Effective Time on a then effective Form S-8 promulgated by the SEC or to file a Form S-8 covering such options within ten (10) days of the Effective Time and shall use its commercially reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as any Substituted Parent Option remains outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Parent shall administer Substituted Parent Options in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act, but shall have no responsibility for such compliance by the Company or its predecessors. Parent shall give holders of Substituted Parent Options notice of their new options as soon as practicable after the Effective Time. Each Substituted Parent Option shall be administered pursuant to the terms and conditions of the Microsoft 2001 Stock Plan.

        (e)  ESPP.

          (i)    The Company shall take all steps necessary to (i) ensure no further offering period commences under the Company 2000 Employee Stock Purchase Plan (the "COMPANY ESPP") and (ii) terminate the Company ESPP as of the Effective Time.

          (ii)  Subject to local laws, Parent agrees that eligible employees of the Company may participate in Parent's Employee Stock Purchase Plan (the "PARENT ESPP") commencing with the first offering period (as defined in the Parent ESPP) that begins after the Effective Time and subject to the terms and conditions of the Parent ESPP.

SECTION 1.3 EXCHANGE OF CERTIFICATES.

        (a)  Mellon Investor Services L.L.C. shall act as the depositary and exchange agent for the delivery of the Merger Consideration in exchange for shares of Company Common Stock (the "EXCHANGE AGENT") in connection with the Merger. Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration for the benefit of the holders of shares of Company Common Stock which are converted into the Merger Price pursuant to Section 1.2(b) hereof (being hereafter referred to as the "EXCHANGE FUND"). For purposes of determining the amount of Merger Consideration to be so deposited, Parent and Purchaser shall assume no stockholder of the Company will perfect any rights to appraisal of his, her or its Shares. The deposited sum shall be invested in the Exchange Agent's discretion (provided that Parent shall be responsible for replacing any losses of principal to such fund resulting from such investments) and all interest thereon shall be paid to Parent for its sole benefit.

        (b)  As of or promptly following the Effective Time but in no event later than seven (7) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares) (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive from Parent or the Exchange Agent in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed to the surrendering holder (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days of receipt thereof, and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration.

        (c)  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for Merger Consideration (without interest) to which such holders may be entitled.

        (d)  None of Parent, the Company or the Exchange Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to twelve (12) months after the Effective Time (or immediately prior to such earlier date on which any cash payable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto, except as otherwise provided in subsection (c) above.

        (e)  All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 1.3, except as otherwise provided by law.

        (f)    Parent or the Surviving Corporation shall be entitled but not required to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from consideration otherwise payable pursuant to this Agreement to any holder of any Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, (A) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made, and (B) Parent shall provide, or cause the Exchange Agent to provide, to the holders of such Shares written notice of the amounts so deducted or withheld.

        (g)  If payment of the Merger Price payable to a holder of Shares pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

SECTION 1.4 LOST CERTIFICATES.

        If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the payment of any reasonable fees, and the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with past practice of the Company), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article I.

SECTION 1.5 MERGER CLOSING.

        Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "CLOSING") will take place at such time and on such date to be specified by Parent, and no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof that are to be satisfied other than on the day of the Closing, at the offices of Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, Washington 98104, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "CLOSING DATE").

SECTION 1.6 DISSENTING SHARES.

        Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal for such Shares in accordance with the DGCL (the "DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by the Company out of its own funds and will not be reimbursed by Parent or any affiliate of Parent.

SECTION 1.7 ANTIDILUTION.

        In the event the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such Shares and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Price and/or the Merger Consideration, as appropriate, shall be proportionately adjusted.

SECTION 1.8 SUBSEQUENT ACTIONS.

        If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 1.9 COMPANY ACTION.

        Contemporaneously with the execution of this Agreement, the Company shall amend the Rights Plan to exclude the Transactions as to not cause Purchaser and Parent to be deemed an "acquiring person" under the Rights Plan, which amendment shall be in a form agreed to by Purchaser and Parent.

ARTICLE II
THE SURVIVING CORPORATION

SECTION 2.1 CERTIFICATE OF INCORPORATION.

        At the Effective Time, subject to Section 5.5 hereof, the Certificate of Incorporation of the Surviving Corporation may, at the option of Purchaser, be amended and restated in its entirety to be the same as the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, and such Certificate of Incorporation of the Surviving Corporation, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

SECTION 2.2 BYLAWS.

        At the Effective Time, subject to Section 5.5 hereof, the Bylaws of the Surviving Corporation shall be amended and restated in its entirety to be the same as the Bylaws of Purchaser, as in effect immediately prior to the Effective Time, and such Bylaws of the Surviving Corporation, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; PROVIDED, HOWEVER, that all references in such Bylaws to Purchaser shall be amended to refer to the name of the Surviving Corporation or such other names as Parent may specify.

SECTION 2.3 OFFICERS AND DIRECTORS.

        The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As of the date hereof, the Company represents and warrants to Parent and Purchaser that the statements contained in this Article III are true and correct, except as set forth in a correspondingly numbered schedule delivered by the Company to Parent dated as of the date hereof (the "COMPANY DISCLOSURE SCHEDULE"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to numbered and lettered sections contained in this Article III, and the disclosures in any paragraph of the Company Disclosure Schedule shall qualify other sections in this Article III to the extent it is reasonably and readily apparent.

SECTION 3.1 CORPORATE EXISTENCE AND POWER.

        The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined hereafter). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect.

SECTION 3.2 CORPORATE AUTHORIZATION.

        The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the Company's stockholders, to consummate the Transactions. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of the Company subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

SECTION 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

        (a)  Neither the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, nor the consummation by the Company of the Transactions will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Material Contract, note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made and that the approval of the Company's stockholders has been obtained, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, except, in the case of clauses (ii) and (iii) above, for such violations, breaches, defaults, rights of termination, cancellation or acceleration or obligations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)  No filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act or any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions; (iii) the filing or deemed filing with the SEC and/or NASDAQ of (A) the Proxy Statement and (B) such reports under Sections 13(a) and 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; and

(iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent.

SECTION 3.4 CAPITALIZATION.

        (a)  The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.001 per share, of the Company (the "COMPANY COMMON STOCK") and 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the "COMPANY PREFERRED STOCK"), of which 1,000,000 shares are designated as Series A Junior Participating Preferred, par value $0.001 per share (the "SERIES A PREFERRED STOCK"). As of September 30, 2002, there were (i) 27,124,524 shares of Company Common Stock issued and outstanding and (ii) no shares of Company Preferred Stock issued and outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of September 30, 2002, there were outstanding options issued pursuant to the Company's 1995 Stock Option Plan, the Company's 1996 Stock Option Plan, the Company's 2000 Equity Participation Plan and the NetCreate Systems, Inc. Amended and Restated 1999 General Stock Incentive Plan (collectively, the "OPTION PLANS") to purchase 4,397,655 shares of Company Common Stock (the "COMPANY OPTIONS") and no outstanding warrants. Company Options are listed on Section 3.4 of the Company Disclosure Schedule (including the name of the holder, the date of grant and the exercise price of such Company Option, the number of shares of Company Common Stock as to which such Company Option has vested and the vesting schedule for such Company Option). Except as set forth in this Section 3.4, as of the date of this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. All of the outstanding shares of the Company's capital stock are, and all shares of the Company's capital stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the Company Preferred Stock are as set forth in the Certificate of Incorporation of the Company, as last amended and restated.

        (b)  The Company is not party to, nor to its knowledge is any stockholder of the Company a party to (other than the Voting Agreement), any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of the Company.

SECTION 3.5 SUBSIDIARIES.

        (a)  Each Subsidiary of the Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate power required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Section 3.5 of the Company Disclosure Schedule.

        (b)  All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any of such Subsidiaries. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company.

SECTION 3.6 SEC DOCUMENTS.

        The Company has filed all required forms, reports and documents, together with any required amendments, with the SEC since November 3, 1999 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC DOCUMENTS." As of their respective dates, and giving effect to any amendments thereto, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and (b) none of the Company SEC Documents, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Document. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

SECTION 3.7 FINANCIAL STATEMENTS.

        (a)  The financial statements of the Company (including, in each case, any notes and schedules thereto) included or incorporated by reference in the Company SEC Documents (i) comply as to form in all material respects with all accounting requirements applicable to the Company and the rules and regulations of the SEC with respect thereto, (ii) are in conformity with GAAP, applied on a consistent basis (except as indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) during the periods involved, and (iii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (except that unaudited financial statements may not contain footnotes and were or are subject to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

        (b)  The Company has heretofore furnished to Parent and Purchaser a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

SECTION 3.8 DISCLOSURE DOCUMENTS.

        The Proxy Statement, as amended or supplemented, will not, at the time of filing with the SEC or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Purchaser specifically for inclusion or incorporation by reference therein.

SECTION 3.9 ABSENCE OF UNDISCLOSED LIABILITIES.

        Except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice or reflected in the Company SEC Documents, since June 30, 2002 (the "BALANCE SHEET DATE"), neither the Company nor any of its Subsidiaries has, as of the date hereof, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) in excess of $250,000 in the aggregate. Section 3.9 of the Company Disclosure Schedule sets forth a good faith estimate of the total of all professional fees (legal, accounting and investment banking) to be incurred by the Company in connection with the Transactions or in connection with any alternative change of control transaction being considered by the Company simultaneously with the Merger.

SECTION 3.10 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC.

        Since the Balance Sheet Date, there has not been a Company Material Adverse Effect. Without limiting the foregoing, except as contemplated by this Agreement, since the Balance Sheet Date, there has not been:

        (a)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary (other than any wholly owned Subsidiary) of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Company Securities or any stock split, reclassification, subdivision or exchange of any Company Securities;

        (b)  any amendment of any provision of the Certificate of Incorporation or Bylaws of, or of any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly owned Subsidiary) of the Company;

        (c)  any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $100,000 in the aggregate;

        (d)  a material change to any Tax election or any accounting method or any settlement or consent to any claim or assessment relating to Taxes incurred, or any incurrence of any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business, or agreement to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

        (e)  any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) entry into any employment, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the

Company or any Subsidiary of the Company, in each case other than those required by written contractual agreements or in the ordinary course of business consistent with past practice;

        (f)    any issuance of Company Securities or securities of any Subsidiary of the Company other than (i) pursuant to Company Options outstanding as of the Balance Sheet Date, (ii) pursuant to the Company ESPP, or to the extent of shares reserved for issuance as of the Balance Sheet Date, the Option Plans, or (iii) pursuant to the Rights Plan;

        (g)  any acquisition or disposition of assets material to the Company and its Subsidiaries, except in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business consistent with past practice where the aggregate cost of all such acquisitions and dispositions does not exceed $100,000), or any merger or consolidation with any third party;

        (h)  any entry by the Company or any of its Subsidiaries into any joint venture, partnership or similar agreement with any Person other than a wholly owned Subsidiary of the Company;

        (i)    any damage, destruction or loss (whether or not covered by insurance) affecting the Company's and/or its Subsidiaries' properties or business that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

        (j)    any granting by the Company or any of its Subsidiaries of a security interest in or lien on any material property or assets of the Company;

        (k)  any entry by the Company or any of its Subsidiaries into any new Material Contract;

        (l)    any cancellation of any debts or waiver of any claims or rights in excess of $100,000;

        (m)  any capital expenditure or acquisition of any property, plant and equipment by the Company or any of its Subsidiaries for a cost in excess of $250,000 per fiscal quarter in the aggregate; or

        (n)  any agreement, authorization or commitment, whether in writing or otherwise, to take any action described in this Section 3.10.

SECTION 3.11 TAXES.

        (a)  For purposes of this Section 3.11, the "COMPANY" refers to the Company and each of its Subsidiaries. The Company has timely filed (or caused to be filed) all federal, state, local and foreign Tax Returns required to be filed by it, which Tax Returns are true, correct and complete in all respects. All Taxes required to be paid by the Company (whether or not shown on any Tax Return) in respect of the periods covered by such Tax Returns ("RETURN PERIODS") have been paid. The Company has fully accrued all unpaid taxes in respect of all periods (or portion of any such periods) subsequent to the Return Periods. The Company has not taken any position on any tax return or filing which is or would be subject to penalties under Section 6662 of the Code. The Company is not currently the beneficiary of any extension of time to file any Tax Return. There is no material difference between the amounts of the book basis and the tax basis of any assets of the Company that is not reflected in an appropriate accrual of deferred tax liability on the books of the Company. All material elections with respect to Taxes made by or with respect to the Company are set forth on the Company Disclosure Schedule. The Company has provided Parent true and correct copies of all Tax Returns, work papers, correspondence with any taxing authority, Tax planning memoranda and other Tax data with respect to the Company.

        (b)  No deficiencies or adjustments for any Tax have been claimed, proposed, assessed or threatened against the Company. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company Disclosure Schedule accurately sets forth the years for which the Company's federal, state, local and foreign income Tax Returns, respectively, have been audited and any years which are the subject of a pending audit by the Internal Revenue Service ("IRS") or any other applicable taxing authority. Except as so disclosed, the Company is not subject to any pending or threatened Tax audit or examination and the Company has not waived or entered in to any other agreement with respect to any statute of limitation with respect to its Taxes or Tax Returns.

        (c)  The Company Disclosure Schedule sets forth: (i) the tax basis of the Company in its assets as of June 30, 2002, (ii) the current and accumulated earnings and profits of the Company as of September 30, 2002, (iii) the amount of any net operating loss carryover, net capital loss carryover, foreign tax credit, investment credit or other credit carryover and charitable contribution carryover of the Company as of June 30, 2002, (iv) the amount of any deferred gain or loss allocable to the Company or excess loss account of the Company as of June 30, 2002, and (v) a list of all joint ventures, partnerships, limited liability companies or other business entities (within the meaning of Treas. Reg. Section 301.7701-3) in which the Company has an interest as of the date hereof.

        (d)  No consent or agreement has been made under Section 341 of the Code by or on behalf of the Company or any predecessor thereof. The Company has no interests in real estate which would be subject to any real estate excise, transfer or other similar tax as a result of the consummation of the Transactions.

        (e)  There are no liens for Taxes upon the assets of the Company except for Taxes that are not yet payable. The Company has withheld all Taxes required to be withheld by it in respect of wages, salaries and other payments to all employees, officers and directors and timely paid all such amounts withheld to the proper taxing authority. The Company is not a party to any tax sharing or tax allocation agreement nor has it been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code other than the group of which the Company is currently the common parent. No item of income or gain reported by the Company for financial accounting purposes in any pre-Closing period is required to be included in taxable income in any post-Closing period. The Company does not have and has not had a "permanent establishment" (as defined in any applicable income tax treaty) in any country other than the United States. There are no outstanding rulings or requests for rulings from any taxing authority with respect to the Company. The Company does not have an "overall foreign loss" as defined in Section 904(f) of the Code. The use of any net operating loss carryover, net capital loss carryover, unused investment credit or other credit carryover of the Company is not subject to any limitation pursuant to Section 382 of the Code or otherwise. The Company is not and has never been a real property holding corporation within the meaning of Section 897 of the Code.

        (f)    The Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code. The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period by reason of a change in accounting method; nor does the Company have any knowledge that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method. None of the assets of the Company is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, and none of the assets of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of the Company secures any debt, the interest on which is tax exempt under Section 103 of the Code.

        (g)  The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

        (h)  In connection with the consummation of the Transactions, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the Plans (as defined in Section 3.12(a)) that would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, determined without regard to whether such payment is reasonable compensation for services performed or to be performed in the future, and whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered. None of the Company, Parent or any of their Subsidiaries will be obligated to pay, or to make any payment to any individual as reimbursement or compensation for, any excise Taxes or similar Taxes imposed on any employee or former employee of, or individual providing services to, the Company or any of its Subsidiaries under Section 4999 of the Code or any similar provisions as a result of the consummation of the Transactions, either alone or in connection with any other event.

SECTION 3.12 EMPLOYEE BENEFIT PLANS.

        (a)  Each employee benefit plan ("PLAN") covering active, former, or retired employees of the Company is listed in Section 3.12(a) of the Company Disclosure Schedule. The Company has made available to Parent a copy of each Plan and, where applicable, any related trust agreement, annuity, or insurance contract, and every annual report (Form 5500) that has been filed with the IRS (including all attachments and schedules thereto). To the extent applicable, each Plan complies, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Plan intended to be qualified under Section 401(a) or 423 of the Code is so qualified and has been tax-qualified since its creation and its related trust is tax-exempt and has been so since its creation. No "prohibited transaction," as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Plan. Each Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, but not limited, to ERISA and the Code, which are applicable to such Plans. There are no pending or anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof, have been made or provided for. There are no restrictions on the rights of the Company to amend or terminate any Plan without incurring any liability thereunder other than as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). The Company has not engaged in and is not a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Plan. Neither the Company nor any of its ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of the Company other than health care continuation benefits required to be provided under COBRA. No tax under Section 4980B of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

        (b)  Neither the Company nor any ERISA affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any current or former employee benefit plan which is or has been subject to Title IV of ERISA (including, but not limited to, any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA). No Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

        (c)  All of the Company's employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in compliance with and have been operated consistent with their material terms and such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established. Section 3.12 of the Company Disclosure Schedule lists all of the Company's employee benefit plans that are subject to the laws of any jurisdiction outside the United States. With respect to each Plan, no event has occurred, and there exists no condition or set of circumstances, that would subject the Company or any ERISA affiliate, directly or indirectly, to any material liability arising under any applicable laws, including relevant Tax laws (including, without limitation, any material liability to or under any such plan or any indemnity agreement to which the Company or any ERISA Affiliate is a party), excluding liability for benefit claims and funding obligations. With respect to each such employee benefit plan, there are no material funded benefit obligations for which the contributions have not been made or properly accrued and there are no material unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted, on the financial statements of the Company or any ERISA affiliate.

        (d)  No Plan is subject to any ongoing audit, investigation or other administrative proceeding of the IRS, the U.S. Department of Labor or any other federal, state or local governmental entity or, to the knowledge of the Company, is scheduled to be subject to such an audit, investigation or proceeding.

SECTION 3.13 CHANGE OF CONTROL.

        With regard to any options, stock, restricted stock, stock bonus or other awards granted under the Option Plans or Company ESPP which are not exercisable or vested prior to the Effective Time, except as agreed to in writing by Parent or as set forth in Section 3.13 of the Company Disclosure Schedule, the Company has not taken any action to make such options or awards exercisable or vested by reason of the Merger. Prior to the Effective Time, the Company shall take all action necessary relating to the Option Plans or Company ESPP to provide that the occurrence of the Transactions shall not entitle participants under such plans to accelerated vesting or a cash-out of the stock options, restricted stock, stock bonus or other awards granted to them thereunder.

SECTION 3.14 LITIGATION; COMPLIANCE WITH LAWS.

        (a)  Except as disclosed in the Company SEC Documents, there is no material action, suit, arbitration or proceeding pending against or, to the knowledge of the Company, threatened against or affecting, the Company or any Subsidiary of the Company or any of their respective properties before any court or arbitrator or any Governmental Entity. There is no judgment, decree or order against the Company or, to the Company's knowledge, any of its directors or officers (in their capacities as such), that could reasonably be expected to prevent, enjoin or materially alter or delay any of the Transactions or that would reasonably be expected to have a Company Material Adverse Effect. There is no litigation that the Company or any of its Subsidiaries has pending against other parties.

        (b)  To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or has been threatened in a writing delivered to the Company.

        (c)  The Company and its Subsidiaries are in compliance with all applicable material federal, state, local or foreign statutes, laws, ordinances, rules and regulations of any Governmental Entity applicable to their respective businesses and operations, except for violations that would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect. All Permits required to conduct the business of the Company and its Subsidiaries as currently conducted have been obtained, are in full force and effect and are being complied with, except where the failure to hold or to be in compliance with such Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.15 CERTAIN CONTRACTS AND ARRANGEMENTS.

        (a)  Except as otherwise disclosed in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or subject to any of the following types of contracts, agreements and commitments (such contracts, agreements and commitments as are required to be set forth in Section 3.15 of the Company Disclosure Schedule or to be filed with any Company SEC Document are referred to herein as "MATERIAL CONTRACTS"):

          (i)    any agreement (A) relating to the employment of, or the performance of services by, any employee, consultant or other Person (other than ordinary course, at-will offer letters), (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (excluding sales commissions and similar payments made in the ordinary course of business consistent with past practice) to any current or former employee or director;

          (ii)  any agreement or other arrangement relating to the acquisition, transfer, development, distribution, settlement, consent to use, sharing or license of any Company Intellectual Property material to the Company's business, including, but not limited to, development agreements, joint marketing agreements and any product or marketing alliance agreements, terms of use or privacy policies or software escrow agreements (except for any standard customer contract and any contract pursuant to which non-customized software is licensed to the Company or any of its Subsidiaries under any third party software license generally available to the public, if such software is not incorporated into any product of the Company or any of its Subsidiaries or otherwise redistributed or sublicensed by the Company or any of its Subsidiaries);

          (iii)  any agreement that provides for indemnification of any officer, director, employee or agent of the Company;

          (iv)  any agreement imposing any material restriction on the right or ability of the Company or any of its Subsidiaries, or which, after consummation of the Merger, would impose a restriction on the right or ability of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), to compete in any line of business or in any geographic region with any other Person or to transact business or deal in any other manner with any other Person;

          (v)  any agreement (other than agreements evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any Company Securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance, right of first refusal or similar right with respect to any Company Securities, or (C) providing the Company or any of its Subsidiaries with any right of first refusal or similar right with respect to, or right to repurchase or redeem, any Company Securities;

          (vi)  any agreement that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate;

          (vii) any agreement of partnership or joint venture, or agreement which would give rise to an obligation on the part of the Company to form a joint venture or to acquire securities of a third party; and

          (viii)any other contract, agreement or commitment not otherwise listed in Section 3.15 of the Company Disclosure Schedule, the termination of which would cause a Company Material Adverse Effect.

        (b)  Each Material Contract is in full force and effect and is a valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge, none of the parties to any of the Material Contracts identified in Section 3.15 of the Company Disclosure Schedule has expressed in writing an intent to terminate or materially reduce the amount of its business with the Company in the future.

SECTION 3.16 TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

        (a)  "COMPANY INTELLECTUAL PROPERTY" shall mean:

          (i)    all patents, trademarks, trade names, service marks, domain names, copyrights and any renewal rights, applications and registrations for any of the foregoing, and all trade dress, schematics, technology, trade secrets, know-how, moral rights and computer software programs or applications (in both source and object code form) owned by the Company; and

          (ii)  all license rights in any third party intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including, without limitation, the types of intellectual property and tangible and intangible proprietary information described in clause (i) above, that are being, and/or have been, used in, or are currently under development for use in, and are material to, the business of the Company as it has been, is currently or is currently anticipated to be (up to the Closing), conducted. Company Intellectual Property described in clause (i) above is referred to herein as "COMPANY OWNED INTELLECTUAL PROPERTY" and Company Intellectual Property described in this clause (ii) is referred to herein as "COMPANY LICENSED INTELLECTUAL PROPERTY". Unless otherwise noted, all references to "Company Intellectual Property" shall include both Company Owned Intellectual Property and Company Licensed Intellectual Property.

        (b)  The Company Disclosure Schedule lists: (i) all patents, registered copyrights, trademarks, and service marks, and any applications and registrations for any of the foregoing, that are included in the Company Owned Intellectual Property; (ii) all software products and services that are currently published, offered, or under development by the Company and scheduled to be commercially released within six (6) months of the date hereof; (iii) licenses and sublicenses of Company Owned Intellectual Property that are material to the business of the Company as it has been, is currently or is currently anticipated to be (up to the Closing), conducted; (iv) all Company Licensed Intellectual Property (other than license agreements for standard "shrink wrapped, off the shelf," commercially available, third party products used by the Company); and (v) any obligations of exclusivity, non-competition, non-solicitation, or first negotiation to which the Company is subject under any agreement that does not fall within the ambit of clause (iii) or (iv) above and that are either material to the Company's business or that, to the Company's knowledge, could reasonably be expected to be materially adverse to Parent's business.

        (c)  Each item of the Company Intellectual Property is either: (i) owned by the Company, (ii) in the public domain, or (iii) rightfully used by the Company pursuant to a valid license or other agreement. The Company has all rights in the Company Intellectual Property reasonably necessary to carry out the Company's current, and anticipated future (up to the Closing), activities and has or had during the relevant period all rights in the Company Intellectual Property reasonably necessary to carry out the Company's former activities.

        (d)  The Company is not, nor as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder, will the Company be, in violation of any license, sublicense or other agreement relating to the Company Intellectual Property or of any non-disclosure agreement to which the Company is a party or otherwise bound, except for any such violations that would not have a Company Material Adverse Effect.

        (e)  Except pursuant to the terms of the agreements listed in the Company Disclosure Schedule, the Company is not obligated to provide any financial consideration or other material consideration to any third party, nor is any third party otherwise entitled to any financial consideration or other material consideration, with respect to any exercise of rights by the Company or its successors in the Company Intellectual Property contained in the Company's current products as listed on the Company Disclosure Schedule or in the Company Intellectual Property contained in any Company web site.

        (f)    The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Owned Intellectual Property by the Company or its licensees, does not infringe any copyright, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right (excluding patents), right of privacy, right of publicity or right in personal or other data of any person, except for any such violations that would not have a Company Material Adverse Effect. Further (i) the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights granted to the Company by its licensors in any Company Licensed Intellectual Property as practiced by the Company or (ii) any exercise of rights granted by the Company to its licensees in or to the Company Licensed Intellectual Property prior to the Effective Time does not infringe any copyright, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right (excluding patents), right of privacy, right of publicity or right in personal or other data of any person, except for any such violations that would not have a Company Material Adverse Effect. To the Company's knowledge, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Owned Intellectual Property by the Company or its licensees does not infringe any patents except for any such violations that would not have a Company Material Adverse Effect. Further, to the Company's knowledge, (i) the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights granted to the Company by its licensors in any Company Licensed Intellectual Property as practiced by the Company prior to the Effective Time or (ii) any exercise of rights granted by the Company to its licensees in or to the Company Licensed Intellectual Property prior to the Effective Time does not infringe any patents, except for any such violations that would not have a Company Material Adverse Effect. No claims (i) challenging the validity, enforceability, or ownership by the Company of any of the Company Owned Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Owned Intellectual Property by Company or its licensees infringes any intellectual property or other proprietary or personal right of any person, have been asserted or are threatened by any person. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Owned Intellectual Property by any third party, employee of the Company or former employee of the Company.

        (g)  No parties other than the Company possess any current or contingent rights to any source code that is part of the Company Owned Intellectual Property (including, without limitation, through any escrow account).

        (h)  The Company's standard practice is to secure from all parties who have created any material portion of, or otherwise have any material rights in or to, the Company Owned Intellectual Property written assignments or licenses of any such work or other rights to the Company.

        (i)    The Company has provided Parent with a copy of or access to all material support and maintenance agreements relating to Company Owned Intellectual Property or to which the Company is a party as to Company Licensed Intellectual Property.

        (j)    The Company has obtained written agreements from all employees and third parties with whom the Company has shared confidential information (i) of the Company, or (ii) received from others which the Company is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.

        (k)  The Company does not collect or use any personally identifiable information from users of its website. The Company owns all right, title and interest in and to all data the Company collects from, or discloses about, users of its website, including, but not limited to, all website user demographic data. The Company's practices regarding the collection and use of consumer personal information are in accordance in all material respects with the Company's privacy policy as published on its website. The Company is in compliance with all legal and contractual requirements relating to its websites. Without limiting the generality of the foregoing sentence, the Company's terms of use (or analogous document, regardless of its actual name) complies with the Company's legal and license requirements, and the Company is in compliance with its terms of use.

        (l)    The Company does not use the technology provided by Sun Microsystems, Inc. ("SUN") pursuant to the Sun Java Development Kit, the Sun Java Runtime Environment, or the Sun Java Virtual Machine. The Company has not entered into any agreements with Sun regarding the Sun Java Development Kit, the Sun Java Runtime Environment, or the Sun Java Virtual Machine.

        The Company does not use or incorporate into, combine with, or distribute in conjunction with its products or services any Potentially Viral Software. "POTENTIALLY VIRAL SOFTWARE" means software which is licensed pursuant to terms that (x) create, or purport to create, obligations with respect to the products or services (including any content available through such products or services) or (y) grant, or purport to grant, to any third party any rights or immunities to or under the Company Intellectual Property. The Company does not (A) incorporate any Publicly Available Software in whole or in part into any part of its products or services, (B) use Publicly Available Software in whole or in part in the development of any of its products or services in a manner that may subject the products, services or content available therefrom, in whole or in part, to all or part of the license obligations of any Publicly Available Software, or (C) combine or distribute its products or services (including any content available therefrom) with any Publicly Available Software. "PUBLICLY AVAILABLE SOFTWARE" means any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software be (A) disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge.

        (m)  The Company is not a member of any standards organization (including, without limitation, any similar organizations, such as special interest groups, associations, and others).

        (n)  Without limiting any other remedy available to Parent, to the extent necessary to perfect title in any of the Company Intellectual Property, or otherwise effect any provision of or remedy any breach of this Section 3.16, the Company hereby agrees to perform any act and execute any document as may reasonably be requested by Parent.

SECTION 3.17 ENVIRONMENTAL MATTERS.

        Except as would not result in a Company Material Adverse Effect, no underground storage tanks and no amount of any Hazardous Material are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

        (a)  Except as would not result, individually or in the aggregate, in a Company Material Adverse Effect (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, and (ii) neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any applicable rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (b)  The Company and its Subsidiaries currently hold all Company Environmental Permits necessary for the conduct of the Company's and its Subsidiaries' Hazardous Material Activities and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the absence of such Company Environmental Permits would not result in a Company Material Adverse Effect.

        (c)  No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending and no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its Subsidiaries in a writing delivered to the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company any environmental liability, in each case that would result in a Company Material Adverse Effect.

SECTION 3.18 INSURANCE.

        The Company has made available to Parent a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been denied, questioned or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any such material policies.

SECTION 3.19 CERTAIN TRANSACTIONS.

        Except as set forth in the Company SEC Documents, since Company's proxy statement dated November 28, 2001, no event has occurred that would be required to be reported as a "certain relationship" or "related transaction" or "indebtedness" pursuant to Item 404 of Regulation S-K promulgated by the SEC.

SECTION 3.20 OPINION OF FINANCIAL ADVISOR.

        The Company has received the opinion of U.S. Bancorp Piper Jaffray Inc. to the effect that, as of the date of such opinion, and based upon and subject to the matters stated therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

SECTION 3.21 BOARD RECOMMENDATION.

        The Company Board of Directors has unanimously, as of the date of this Agreement, (i) determined that this Agreement and the Transactions, including the Merger, are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the Transactions, including the Merger and the Voting Agreement and the transactions contemplated thereby, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend the Merger and approval and adoption of this Agreement and each of the Transactions by the Company's stockholders, and, as of the date of this Agreement, none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

SECTION 3.22 BROKERS' AND FINDERS' FEES.

        Except for fees payable by the Company to U.S. Bancorp Piper Jaffray Inc., there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Parent or any of Parent's affiliates in connection with or upon consummation of the Transactions.

SECTION 3.23 BANKRUPTCY.

        No creditor or any other Person has made any attempt, has notified the Company or, to the knowledge of the Company, has any plans or intentions to force or cause the Company to declare bankruptcy or insolvency, liquidate, enter into receivership or otherwise cease operations as presently conducted.

SECTION 3.24 CERTAIN BUSINESS PRACTICES.

        Neither the Company, its Subsidiaries nor, to the Company's knowledge, any of their respective directors, officers or employees, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.25 TITLE TO PROPERTY.

        The Company and its Subsidiaries own, or have a valid right to use, or an agreement with a third party with respect to, all assets, including without limitation, Company Intellectual Property, material to the current business of the Company and its Subsidiaries. All real property owned by the Company ("OWNED REAL PROPERTY") is listed in Section 3.25 of the Company Disclosure Schedule. The Company has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances, and restrictions of any nature whatsoever (including, without limitation, leases, conditional sale contracts, collateral security arrangements, and other title or interest-retaining agreements) in fee simple absolute to all Owned Real Property, except statutory encumbrances securing payments not yet due and such encumbrances as do not materially affect the use of the properties subject thereto or affected thereby or otherwise materially impair business operations at such properties. There are no condemnation proceedings pending or, to the knowledge of the Company, threatened in respect to the Owned Real Property. There are no leases, subleases, licenses, occupancy agreements or other agreements, oral or written, under which the Company is the lessor of any portion of the Owned Real Property. All Owned Real Property is in satisfactory condition and repair for the requirements of the current business of the Company and its Subsidiaries. The Company has made available to Parent copies of all material leases or subleases pursuant to which the Company and its Subsidiaries lease (i) real property (the "REAL PROPERTY LEASES") or

(ii) personal property which require annual payments in excess of $50,000 with respect to each personal property lease or sublease (clauses (i) and (ii) collectively, the "COMPANY LEASES"). Each Real Property Lease is listed on Section 3.25 of the Company Disclosure Schedule. Each of the Company Leases is in full force and effect in accordance with its respective terms, except where the failure to so be in full force and effect would not reasonably be expected to result in a Company Material Adverse Effect, and there is not, under any of such leases, any existing default or event of default of the Company or any of its Subsidiaries or, to the Company's knowledge, any other party, except for such defaults or events of default that would not reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.26 INTEREST OF OFFICERS.

        To the Company's knowledge, none of the officers or directors of the Company or any of its Subsidiaries has any material interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks or trade names, used in or pertaining to the business of the Company or that of its Subsidiaries, or any supplier, distributor or customer of the Company or any of its Subsidiaries, except, in the case of the Company, for the normal rights of a stockholder, and except for rights under any Plan.

SECTION 3.27 CUSTOMERS AND SUPPLIERS.

        During the 12-month period preceding the date hereof, no customer which individually accounted for more than 5% of the Company's gross revenues during such 12-month period has canceled or otherwise terminated, or made any written threat to the Company or its Subsidiaries to cancel or otherwise terminate, its relationship with the Company or its Subsidiaries, and, as of the date hereof, to the knowledge of the Company, no such customer has provided written notice to the Company that it intends to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or substantially reduce its future purchases of services or products of the Company or its Subsidiaries, as the case may be.

SECTION 3.28 EMPLOYEE MATTERS.

        Each of the Company and its Subsidiaries, for the three (3) years preceding the date of this Agreement, has been in compliance in all material respects with all currently applicable laws and regulations respecting employment, termination of employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and has not engaged in any unfair labor practice. Each of the Company and its Subsidiaries, for the three (3) years preceding the date of this Agreement, has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its employees and is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the Company's knowledge, threatened, between the Company and its Subsidiaries, on the one hand, and any of their respective employees, on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, including claims for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending in any court or administrative agency from any current or former employee or any other person arising out of the Company's status as employer or purported employer or any workplace practices or policies whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wage and hour violations, wrongful discharge, or otherwise. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does the Company know of any activities or proceedings of any labor union to organize any such employees. To the Company's knowledge, no employees of the Company or any of its Subsidiaries are or have in the past been in violation of any term of any employment contract, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others. No key employees or officers of the Company or any of its Subsidiaries have given notice to the Company, nor is the Company otherwise aware, that any such key employee or officer intends to terminate his or her employment with the Company or any of its Subsidiaries.

SECTION 3.29 MINUTE BOOKS.

        The minute books of the Company and its Subsidiaries made available to Parent contain a complete and accurate summary in all material respects of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company and its Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

SECTION 3.30 MATERIAL THIRD PARTY CONSENT.

        The Material Contracts include every contract which, if no required consent regarding the Transactions is obtained, would have a Company Material Adverse Effect on Parent's ability to operate the business of the Company and its Subsidiaries in the same manner as the business was operated by the Company and its Subsidiaries as of the Effective Time.

SECTION 3.31 REPRESENTATIONS COMPLETE.

        None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain upon the consummation of the Merger any untrue statement of a material fact, or omits or will omit upon the consummation of the Merger to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION 3.32 COMPLETE COPIES OF MATERIALS.

        The Company has delivered or made available to Parent true and complete copies of each document which has been listed on the Company Disclosure Schedule.

SECTION 3.33 VOTE REQUIRED.

        The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company's capital stock necessary to approve this Agreement and the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

        As of the date hereof, each of Parent and Purchaser represents and warrants to the Company that the statements contained in this Article IV are true and correct, except as set forth in a correspondingly numbered schedule delivered by Parent and Purchaser to the Company dated as of the date hereof (the "PARENT DISCLOSURE SCHEDULE"). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to numbered and lettered sections contained in this Article IV, and the disclosures in any paragraph of the Parent Disclosure Schedule shall qualify other sections in this Article IV to the extent it is reasonably and readily apparent.

SECTION 4.1 CORPORATE EXISTENCE AND POWER.

        Each of Parent and Purchaser is a corporation duly incorporated, validly existing and in good standing, as applicable, under the laws of its jurisdiction of incorporation, has all requisite corporate powers and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Parent Material Adverse Effect (as defined hereafter). Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.2 CORPORATE AUTHORIZATION.

        Each of Parent and Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes the valid and binding obligation of Parent and Purchaser, respectively, enforceable against each entity in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

SECTION 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

        (a)  Neither the execution and delivery of this Agreement by Parent or Purchaser, the performance by Parent or Purchaser of its respective obligations hereunder, nor the consummation by Parent or Purchaser of the Transactions will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other governing or organizational documents) of Parent or of Purchaser, as applicable, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Parent or Purchaser is a party or by which any of them or any of the respective assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Parent or Purchaser is subject.

        (b)  No filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity is required in connection with the execution and delivery of this Agreement by Parent or by Purchaser or the performance by either entity of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act or any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions; (iii) the filing or deemed filing with the SEC and/or NASDAQ of (A) the Proxy Statement and (B) such reports under Sections 13(a) and Section 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; and (iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not have a material adverse effect on the ability of Parent or of Purchaser to perform its obligations hereunder or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

SECTION 4.4 DISCLOSURE DOCUMENTS.

        The information supplied or to be supplied by Parent or its Subsidiaries or Representatives for inclusion or incorporation by reference in the Proxy Statement, as amended or supplemented, will not, at the time of filing with the SEC or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

SECTION 4.5 BROKERS' AND FINDERS' FEES.

        There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, Parent or any Subsidiary of Parent that would be entitled to any fee or commission from Parent, any Subsidiary of Parent, the Company or any of the Company's affiliates in connection with or upon consummation of the Transactions.

SECTION 4.6 INTERIM OPERATIONS OF PURCHASER.

        Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

SECTION 4.7 FINANCING.

        Purchaser has, and will have available to it upon the consummation of the Merger, sufficient funds to consummate the Transactions, including payment in full for all Shares outstanding at the Effective Time (and all related fees and expenses), subject to the terms and conditions of this Agreement.

SECTION 4.8 LITIGATION.

        There is no judgment, decree or order against Parent or Purchaser or any of their respective Subsidiaries or, to the knowledge of Parent or Purchaser, any of their directors or officers (in their capacities as such), that could reasonably be expected to prevent, enjoin or materially alter or delay any of the Transactions.

SECTION 4.9 SEC DOCUMENTS.

        Parent has filed all required forms, reports and documents, together with any required amendments, with the SEC since November 3, 1999. All such required documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC DOCUMENTS." As of their respective dates, and giving effect to any amendments thereto, (a) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents and (b) none of the Parent SEC Documents, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Document.

ARTICLE V
COVENANTS OF THE PARTIES

SECTION 5.1 CONDUCT OF THE BUSINESS OF THE COMPANY.

        Except as (i) contemplated by this Agreement or (ii) set forth on the Company Disclosure Schedule, after the date hereof and prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1, the Company agrees as to itself and its Subsidiaries that (except to the extent that Parent shall otherwise consent, which consent shall not be unreasonably withheld, delayed or conditioned) (A) the Company shall conduct its operations according to the ordinary course of business consistent with past practice, and will use commercially reasonable efforts to preserve intact its present business organization, to keep available the services of its present officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it and (B) without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall:

        (a)  declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or repurchase, redeem or acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Subsidiary of the Company or effect any stock split (forward or reverse) or otherwise change its capitalization or capital structure in any manner from the way it existed on the date hereof;

        (b)  amend any provision of the Certificate of Incorporation or Bylaws of, or any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly owned Subsidiary) of the Company;

        (c)  incur, assume or guarantee any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $50,000 in the aggregate;

        (d)  factor any accounts receivable of the Company;

        (e)  change any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

        (f)    except as provided by the Severance Agreements, (i) grant any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company, (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than in the ordinary course of business consistent with past practice;

        (g)  issue any Company Securities or the securities of any Subsidiary of the Company other than (i) pursuant to Company Options, warrants or other Company Common Stock equivalents outstanding as of the date of this Agreement (ii) pursuant to the Company ESPP, or (iii) pursuant to the Rights Plan;

        (h)  acquire, dispose of or license assets of the Company and its Subsidiaries, except in the ordinary course of business consistent with past practice, or acquire or dispose of capital stock of any third party or merge or consolidate with any third party;

        (i)    enter into any joint venture, partnership or similar agreement with any Person other than a wholly owned Subsidiary;

        (j)    modify, amend or terminate any of the Company's or any of its Subsidiaries' Material Contracts, or waive, release or assign any material rights or claims under any of the Company's or any of its Subsidiaries' Material Contracts, except in the ordinary course of business or as expressly required by this Agreement;

        (k)  make any Tax election inconsistent with past practice that, individually or in the aggregate, would adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, taken as a whole, or settle or compromise any material Tax liability;

        (l)    settle, compromise or otherwise terminate any litigation, claim or other settlement negotiation in an amount in excess of $50,000 in the aggregate, provided that there are no additional non-financial settlement terms to which the Company is subject;

        (m)  fail to maintain insurance covering the Company's or its Subsidiaries' material properties and assets under substantially similar terms and conditions as the Company's or its Subsidiaries', as applicable, current policies;

        (n)  enter into any Material Contract which would require the Company to expend a sum in excess of $100,000;

        (o)  split, combine or reclassify any class of capital stock of the Company;

        (p)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

        (q)  acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

        (r)  adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan or grant agreement, or enter into any employment contract, consulting agreement or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director, officer, consultant or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than increases to employees who are not directors or affiliates in the ordinary course of business consistent with past practice or as required by law or as provided by the Severance Agreements or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

        (s)  except as provided by the Severance Agreements, pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or any of its Subsidiaries of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary, stock options, other equity rights or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company or Company Subsidiary director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

        (t)    fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

        (u)  except as required or permitted under this Agreement, take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof;

        (v)  fail to take any action required by the Sarbanes-Oxley Act of 2002;

        (w)  contribute any Company Intellectual Property to any standards organization, or use or incorporate any intellectual property from any standards organization in the Company's products or services;

        (x)  incorporate any Publicly Available Software in whole or in part into any part of the Company's products or services, use Publicly Available Software in whole or in part in the development of any products or services in a manner that may subject the products, services or content available therefrom, in whole or in part, to all or part of the license obligations of any Publicly Available Software, or combine or distribute the products or services (including any content available therefrom) with any Publicly Available Software; or

        (y)  authorize, commit or agree to take any of the foregoing actions except as otherwise permitted by this Agreement.

        Notwithstanding the foregoing or anything contained herein to the contrary, from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1, the Company shall confer with Parent and its Representatives, at such times as they may request, as to operational and integration matters to the extent permitted by law, and promptly notify the same of any change in the normal course of any business, operations or financial condition of the Company, its Subsidiaries or their respective assets or properties, or any emergency related thereto. Without limiting the generality of the foregoing, the Company shall promptly notify Parent of (i) any discussions or actions (of any type, preliminary or otherwise) relating to bankruptcy of the Company or its Subsidiaries, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity (for which the Company has received written or oral notice), (iii) any material loss of or damage to any property owned by the Company or its Subsidiaries, (iv) any material change in material existing relationships with outside third parties (for which the Company has received written or oral notice), (v) the institution or threat of any material litigation that could affect the Company, (vi) the failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or (vii) any other matter that could result in a Company Material Adverse Effect.

SECTION 5.2 STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT.

        (a)  Promptly following the date of this Agreement, the Company shall prepare and file with the SEC the proxy or information statement to be sent to the Company's stockholders in connection with the Company Special Meeting (the "PROXY STATEMENT"). No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will cause the final Proxy Statement to be mailed to the Company's stockholders as promptly as possible subsequent to its filing with the SEC. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

        (b)  The Company shall establish, prior to or as soon as practicable following the execution and delivery of this Agreement, on a date to be agreed upon by Parent and the Company, which date shall be set taking into account the status of pending regulatory matters to the Transactions, a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "COMPANY SPECIAL MEETING") for the purpose of considering the approval and adoption of this Agreement and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Special Meeting. The Company shall delay the annual meeting of its stockholders and shall not include in the Proxy Statement for the Company Special Meeting any matters other than the approval of the Merger; PROVIDED, HOWEVER, that the Company shall not be required to delay the annual meeting of its stockholders beyond January 31, 2003; PROVIDED, FURTHER, that the prohibitions set forth in this sentence shall not be applicable if this Agreement is terminated in accordance with Article VII. Once the Company Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Special Meeting (other than for the absence of a quorum) without the consent of Parent; PROVIDED, HOWEVER, that the Company may postpone, adjourn or cancel the Company Special Meeting if this Agreement is terminated in accordance with Article VII. Subject to the Company's right, pursuant to Section 5.4 hereof, to withhold, withdraw, modify, change or fail to make its recommendations in favor of the Merger, the Company Board of Directors shall include such recommendations in the Proxy Statement. Unless the Company Board of Directors shall have withheld, withdrawn, modified, changed or failed to make its recommendations in favor of the Merger in compliance with Section 5.4, the Company shall use commercially reasonable efforts to secure the vote or consent of stockholders required by the DGCL to effect the Merger.

        (c)  The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

SECTION 5.3 ACCESS TO INFORMATION; CONFIDENTIALITY AGREEMENT.

        Between the date hereof and the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1, the Company shall (i) upon 24 hours prior notice from

Parent, give Parent and its counsel, financial advisors, auditors and other authorized representatives (collectively, "REPRESENTATIVES") access, beginning at 9 a.m. on the second business day following delivery of such notice, to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and Parent's Representatives such financial and operating data and other information relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries; PROVIDED that any information and documents received by Parent or its Representatives (whether furnished before or after the date of this Agreement) shall be held in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof for five (5) years following the date that a disclosing party first discloses confidential information (except as otherwise provided in the Confidentiality Agreement, notwithstanding the execution and delivery of this Agreement or the termination hereof.

SECTION 5.4 NO SOLICITATION.

        (a)  From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not, whether directly or indirectly through its Representatives, (a) solicit or initiate any Acquisition Proposal (as defined hereafter), (b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person (other than Parent or its Representatives) concerning an Acquisition Proposal, (c) release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, or (d) following receipt of an Acquisition Proposal, withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its recommendations in favor of the Merger or approve, endorse or recommend such Acquisition Proposal; PROVIDED that, in each case, if and to the extent that (i) the Company Board of Directors believes in good faith, after consultation with the Company's legal counsel (and, in order for the Company to withhold, withdraw, modify or change in a manner adverse to Parent or fail to make its recommendations in favor of the Merger, and/or approve, endorse or recommend such Acquisition Proposal as referenced below, the Company's financial advisor), that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as defined hereafter) and (ii) the Company Board of Directors believes in good faith, after consultation with the Company's counsel, that the failure to engage in such discussions or negotiations, provide such information or access, release a third party from or waive any provisions under any such confidentiality or standstill agreement, so withhold, withdraw, modify, change or fail to make its recommendations in favor of the Merger and/or so approve, endorse or recommend such Acquisition Proposal would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable law, then the Company may participate in discussions or negotiations regarding such Acquisition Proposal, provide non-public information with respect to the Company and its Subsidiaries, afford access to the properties, books or records of the Company and its Subsidiaries, release a third party from or waive any provisions under any such confidentiality or standstill agreement, withhold, withdraw, modify or change in a manner adverse to Parent or fail to make its recommendations in favor of the Merger, and/or approve, endorse or recommend such Acquisition Proposal, as applicable. Upon its receipt thereof, except to the extent prohibited by nondisclosure agreements in effect as of the date hereof, the Company shall promptly (and in any event within one (1) business day) provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the terms thereof, and shall promptly (and in any event within one (1) business day) advise Parent of any material modification or proposed modification thereto. Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to

Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

        (b)  The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any third party (other than Parent or Purchaser) conducted heretofore with respect to any Acquisition Proposal, except that the Company shall use its commercially reasonable efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with any Acquisition Proposal to return or destroy all such information in the possession of any such Person or in the possession of any Representative of any such Person. The Company shall use its commercially reasonable efforts to inform its Representatives of the restrictions described in this Section 5.4.

        (c)  Nothing contained in this Section 5.4 shall be interpreted to affect or modify in any way the obligations of the Company as set forth in Section 5.2 to call, hold and conduct a Company Special Meeting to approve the Merger; PROVIDED, HOWEVER, that the Company shall have no obligation to call, hold and conduct a Company Special Meeting to approve the Merger if this Agreement is terminated in accordance with Article VII.

SECTION 5.5 DIRECTOR AND OFFICER LIABILITY.

        (a)  Parent and the Company agree that all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any Indemnitee (as defined in Section 5.5(b) hereof) as provided by the DGCL and in the Certificate of Incorporation or Bylaws of the Company or an agreement between an Indemnitee and the Company or a Subsidiary of the Company shall survive the Merger and continue in full force and effect in accordance with its terms for a period of ten (10) years following the Effective Time.

        (b)  After the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless for a period of ten (10) years following the Effective Time the individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company and any of its Subsidiaries (the "INDEMNITEES") to the same extent as set forth in subsection (a) above.

        (c)  The obligations of Parent and the Surviving Corporation under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.5 applies without the prior written consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5).

        (d)  In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth in this Section 5.5.

SECTION 5.6 COMMERCIALLY REASONABLE EFFORTS.

        Upon the terms and subject to the conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions.

SECTION 5.7 CERTAIN FILINGS.

        (a)  Each party hereto shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the Transactions within ten (10) days of the date of this Agreement, and each party will use commercially reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the Transactions. Without limiting the provisions of this Section 5.7, each party hereto shall use commercially reasonable efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

        (b)  The Company and Parent shall each use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger or the Transactions under any Antitrust Law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or the Transactions as violative of any Antitrust Law, the Company and Parent shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or the Transactions, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal.

        (c)  Each of the Company and Parent shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental or regulatory authority regarding any of the Transactions.

SECTION 5.8 PUBLIC ANNOUNCEMENTS.

        Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, NASDAQ or an applicable national securities exchange in which circumstance such announcing party shall make reasonable efforts to consult with the other parties to the extent practicable.

SECTION 5.9 EMPLOYEE MATTERS.

        (a)  The Company will cooperate, as reasonably requested by Parent, with the efforts of Parent to interview persons employed by the Company and to provide to specified persons employed by the Company offers of continued transitional employment with the Company in a form acceptable to Parent. Nothing in the foregoing sentence, however, obligates Parent to extend or to approve a minimum number of employment offers or offers of continued employment by the Company. On or prior to the Effective Time, the Company will terminate any employees of the Company who have not, prior to the Effective Time, accepted an offer of employment (whether temporary or ongoing) by Parent or an offer of continued employment by the Company as required in this Agreement, and the Company shall provide to all such employees (other than employees listed in Section 6.2(h) and employees who are terminated with Cause) the Severance Package, provided that (i) such employees have not failed to accept an offer of employment by Parent or continued employment by the Company, in each case at a location within 35 miles of the employee's work location and (ii) such employees have provided an effective release in a form satisfactory to Parent. In addition to the foregoing, the Company shall pay all severance and wind-up costs and provide notices required by law with respect to terminations. The Company will not make any discretionary payment of severance or other discretionary payments to any terminated employee who refuses to execute a release or who refuses an offer of employment by Parent or continued employment by the Company, in each case at a location within 35 miles of the employee's work location. The Company will not terminate without Cause the employment of any employees of the Company except as expressly provided for under this Agreement or as otherwise consented to by Parent, which consent shall not be unreasonably withheld.

        (b)  At Parent's request and immediately prior to the Effective Time, the Company shall terminate or cause to be terminated any or all of the Plans described on Section 3.12 of the Company Disclosure Schedule that are intended to be qualified within the meaning of Section 401(a) of the Code, including, without limitation, the Vicinity 401(k) Plan. Additionally, the Company, at Parent's request and prior to the Effective Time, shall terminate or cause to be terminated or amend or cause to be amended any or all other employee benefit plans, policies and arrangements set forth on Section 3.12 of the Company Disclosure Schedule, except for the Severance Agreements at the time and in such manner as Parent may direct, with Parent having sole and exclusive authority to determine the continuation, amendment or termination of such plans provided that such continuation, amendment or termination shall not be effective until immediately prior to the Effective Time.

        (c)  Parent and the Company shall confer and work together in good faith to develop appropriate communications to the employees of the Company regarding the Merger and a transition plan in contemplation of the Effective Time. All employee communications pertinent to employment matters connected with the Merger, including communications relevant to employment, termination and/or severance, shall be subject to the prior approval of Parent. Based upon Parent's current employment policies, there are no restrictions as to a Parent employee's eligibility to participate in its health care plan due to any preexisting condition or in Parent's 401(K) plan due to waiting period limitations. For purposes of calculating the rate of vacation accrual, Parent will credit employees of the Company and/or its Subsidiaries who become employees of Parent immediately subsequent to the Effective Time with an additional period of continuous employment equal to the actual amount of time of continuous employment such employee had with the Company and/or its Subsidiaries prior to the Effective Time.

        (d)  Upon the Effective Time, Parent and Purchaser shall guaranty payment of all obligations of the Company pursuant to the Severance Agreements.

        (e)  Upon the Effective Time, Parent shall cause the Company to provide a Severance Package to each Company employee (other than employees listed in Section 6.2(h)) who is employed by the Company after the time of Closing and who is terminated by the Company without Cause within one year after Closing, provided that each such employee has provided the Company with an effective release in a form satisfactory to Parent.

SECTION 5.10 STATE TAKEOVER LAWS.

        If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Merger, or the Voting Agreement, the Company shall take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger, and the Voting Agreement.

SECTION 5.11 CERTAIN NOTIFICATIONS.

        Between the date hereof and the Effective Time, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI hereto.

SECTION 5.12 ADDITIONAL REPORTS.

        The Company shall furnish to Parent copies of any reports which it files with the SEC on or after the date hereof but prior to the Closing Date.

SECTION 5.13 TAX RETURNS.

        Prior to the Closing Date, the Company shall properly and timely file all Tax Returns with respect to the Company and any Subsidiary of the Company required to be filed prior to the Closing Date (without taking into account any extension of time to file Tax Returns) and shall pay all Taxes with respect to the Company or any Subsidiary of the Company required to be paid prior to the Closing Date (without taking into account any extension of time to file Tax Returns). All such Tax Returns shall be prepared consistent with past practice and shall be subject to the approval of Parent, which shall not be unreasonably withheld. The Company shall (i) notify Parent promptly if it receives notice of any Tax audit, the assessment of any Tax, the assertion of any Tax lien, or any request, notice or demand for taxes by any taxing authority, (ii) provide Parent a description of any such matter in reasonable detail (including a copy of any written materials received from the taxing authority), and (iii) take no action with respect to such matter without the consent of Parent, which shall not be unreasonably withheld. The Company shall not (i) make or revoke any tax election which may affect the Company or any of its Subsidiaries, (ii) execute any waiver of restrictions on assessment of any tax, or (iii) enter into any agreement or settlement with respect to any tax, in each case without the approval of Parent, which shall not be unreasonably withheld.

SECTION 5.14 ISSUANCE OF SERIES A PREFERRED STOCK.

        The Company shall not issue any shares of its Series A Preferred Stock, except upon the valid exercise of outstanding Company Rights.

SECTION 5.15 OBLIGATIONS OF PURCHASER.

        Parent will take all action necessary to cause Purchaser to perform it obligations under this Agreement.

SECTION 5.16 RENEWAL OF CUSTOMER CONTRACTS.

        The Company shall not renew any existing customer contract for a term in excess of one (1) year without providing Parent with seven (7) days prior written notice of such renewal.

SECTION 5.17 NO STOCK OPTION GRANTS.

        The Company shall not issue to any executive officer set forth in Section 6.2(h) any options or warrants to purchase any shares of capital stock of the Company pursuant to the Option Plans or otherwise.

ARTICLE VI
CONDITIONS TO THE MERGER

SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS.

        The respective obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver at or prior to the Effective Time of each of the following conditions:

        (a)  this Agreement shall have been adopted and the Merger approved by the stockholders of the Company;

        (b)  there shall not have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree proposed, entered, enacted, enforced, promulgated, issued or deemed applicable to the Merger by any Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Merger, and there shall not be pending any action, suit or proceeding by any Governmental Entity against Parent, the Company, Purchaser or any of their respective Subsidiaries, that is likely to (i) render Parent and/or Purchaser unable to accept for payment or pay for some or all of the Shares, (ii) impose material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, (iii) prohibit or impose any limitations on Parent's direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or the Company's businesses or assets, (iv) compel Parent or its affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and their respective Subsidiaries, (v) oblige the Company, Parent or any of their respective Subsidiaries to pay material damages in connection with the Transactions or (vi) otherwise constitute a Company Material Adverse Effect or, as a result of the Transactions, a Parent Material Adverse Effect; and

        (c)  any waiting periods (and any extension thereof) under the HSR Act applicable to the Merger shall have expired and any other approval or requirements under any other applicable material Antitrust Law shall have been obtained or complied with.

SECTION 6.2 CONDITIONS OF PARENT.

        The obligation of Purchaser to consummate the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a)  the Company shall have complied with or performed on or before the Closing Date, its covenants, obligations and agreements under this Agreement;

        (b)  the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made as of such date such that, in each case or in the aggregate, such failure to be true and correct constitutes a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Company Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded), except (A) for changes contemplated by this Agreement, (B) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date such that, in each case or in the aggregate, such failure to be true and correct constitutes a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Company Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded), and (C) for the representations and warranties in Section 3.4, which shall be true and correct in all material respects as of the date of this Agreement;

        (c)  there shall not have occurred and be continuing (i) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (ii) any direct or indirect limitation (whether or not mandatory) by a United States governmental entity on the extension of credit by banks or other financial institutions, (iii) a change in banking, general financial or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (iv) in the case of any of the foregoing existing on the date of this Agreement, a material change, acceleration or worsening thereof;

        (d)  no party to the Voting Agreement other than Purchaser and/or Parent shall have materially breached or materially failed to perform any of its covenants or agreements under such agreement or materially breached any of its representations and warranties in such agreement and such agreement shall be valid, binding and enforceable, except to the extent that the benefits expected to be received by Parent and Purchaser under this Agreement are not materially and adversely affected;

        (e)  the Company shall have $79,350,000 of Net Working Capital (the "WORKING CAPITAL AMOUNT") as of the second business day after the first date upon which all of the conditions set forth in this Article VI (other than this Section 6.2(e)) have been satisfied, or waived or such earlier date as the parties may agree in writing (the "TENTATIVE CLOSING DATE"); PROVIDED, HOWEVER, that if the Tentative Closing Date occurs after December 31, 2002, then the Working Capital Amount shall be decreased by $350,000 for each month between December 31, 2002 and the Tentative Closing Date (and if the Tentative Closing Date occurs before the last day of a month, then the amount by which the Working Capital Amount is decreased with respect to that month shall be a pro-rated amount of $350,000 based upon the number of calendar days in that month). If, as of the Tentative Closing Date, Purchaser and the Company cannot agree as to whether this condition has been satisfied, then the parties shall engage Ernst & Young LLP (the "SPECIAL AUDITOR") to perform a review or other mutually agreed procedures sufficient to determine whether the condition has been satisfied. The Company shall provide the Special Auditor with access to all of its financial records and shall assist the Special Auditor in obtaining confirmations of the assets and liabilities of the Company. The Company and the Special Auditor shall complete the review or agreed upon procedures, and the Special Auditor shall issue its report, as promptly as possible but in no event more than twenty (20) days after the Tentative Closing Date, and, if that report indicates that this condition has been satisfied, then this condition shall be deemed satisfied upon the date of issuance of that report (the "ISSUANCE DATE") and the Closing Date shall be and the Closing shall occur on the second business day after the Issuance Date or such earlier date as the parties may agree in writing. The determination of the Special Auditor shall be final;

        (f)    Purchaser shall have received evidence, in form and substance reasonably satisfactory to it, that such consents, approvals or authorizations listed on Section 6.2(f) of the Company Disclosure Schedule have been obtained, which are reasonably necessary in connection with the Transactions;

        (g)  the Company Board of Directors and the compensation committee of the Company Board of Directors (or such other committee that administers the Option Plans) shall have adopted resolutions confirming their determination as administrators of the Option Plans that the receipt of Substituted Parent Options pursuant to Section 1.2(d)(i) in exchange for Company Options shall constitute the substitution of similar and equivalent options pursuant to the terms of the Option Plans;

        (h)  the Company shall have approved the Agreement Regarding Change of Control, Severance and Transitional Employment in the form attached hereto as Exhibit B (the "SEVERANCE AGREEMENT") for the following executive officers of the Company: Charles W. Berger, Maury Austin, Scott P. Sullivan, Michael T. Torgersen, Teri Dahlbeck, Dan Shaver, Steve Weinstein, and each such executive officer shall have executed a Severance Agreement with the Company;

        (i)    the Company shall have settled the outstanding dispute listed on Section 6.2(i) of the Company Disclosure Schedule;

        (j)    the Company shall have renewed the term of the agreement listed on Section 6.2(j) of the Company Disclosure Schedule;

        (k)  the Company shall provide Purchaser with a certificate certified by its Chief Executive Officer and Chief Financial Officer which provides that all of the conditions set forth in paragraphs (a) through (j) of this Section 6.2 have been satisfied; and

        (l)    Purchaser shall have been permitted by the Company to conduct reasonable tests and investigations, and shall have received evidence in a form and substance satisfactory to Purchaser that (A) the Company does not run, utilize, rely on, or otherwise use in any way whatsoever the technology provided by Sun pursuant to the Sun Java Development Kit, the Sun Java Runtime Environment, or the Sun Java Virtual Machine and (B) any technology provided by Sun pursuant to the Sun Java Development Kit, the Sun Java Runtime Environment, or the Sun Java Virtual Machine that was previously used by the Company shall have been removed and replaced by substitute technology acceptable to Purchaser.

SECTION 6.3 CONDITIONS OF THE COMPANY.

        The obligation of the Company to consummate the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a)  each of Parent and Purchaser shall have complied with or performed on or before the Closing Date, its covenants, obligations and agreements under this Agreement; and

        (b)  the representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made as of such date such that, in each case or in the aggregate, such failure to be true and correct constitutes a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Parent Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded), except (A) for changes contemplated by this Agreement and (B) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date such that, in each case or in the aggregate, such failure to be true and correct constitutes a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Parent Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded).

ARTICLE VII
TERMINATION

SECTION 7.1 TERMINATION.

        Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Transactions may be abandoned:

        (a)  by the mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company, respectively;

        (b)  by either the Company or Parent, if:

          (i)    the Merger has not been consummated on or before June 30, 2003 (the "OUTSIDE DATE"); PROVIDED, HOWEVER, that the Outside Date shall be October 31, 2003 if the Department of Justice or the Federal Trade Commission makes a second request for information pursuant to the HSR Act; PROVIDED, FURTHER, that if the Tentative Closing Date occurs on or before the Outside Date but the parties hereto cannot agree as to whether the condition in Section 6.2(e) has been satisfied, then the Outside Date shall be the second business day immediately following (A) the Issuance Date or (B) if earlier than the Issuance Date, the date that the parties hereto reach agreement as to whether the condition in Section 6.2(e) has been satisfied; PROVIDED, FURTHER, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to have been consummated on or before such date and such action or failure to act constitutes a breach of this Agreement; or

          (ii)  there shall be any applicable law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

        (c)  by Parent, if (i) the Company Board of Directors shall have withdrawn or shall have materially amended or modified in any respect adverse to Parent its recommendations in favor of the Merger, (ii) the Company Board of Directors shall have recommended to the stockholders of the Company any Acquisition Proposal or shall have resolved or announced an intention to do so, (iii) the Company Board of Directors shall have (A) approved or recommended any Acquisition Proposal or (B) resolved to approve or recommend any Acquisition Proposal, or (iv) a tender offer or exchange offer for 50% or more of the outstanding shares of Company Common Stock is announced or commenced and, either (A) the Company Board of Directors recommends acceptance of such tender offer or exchange offer by its stockholders or (B) within ten (10) business days of such commencement, the Company Board of Directors shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (each of (i), (ii) and (iii), a "TRIGGERING EVENT");

        (d)  by the Company, if (but not less than three (3) business days after Parent's receipt of the written notice referred to in clause (ii) of this Section 7.1(d)) the Company enters into, or the Company Board of Directors determines to enter into, a definitive acquisition agreement providing for the consummation of a Superior Proposal; PROVIDED that: (i) the Company is not in breach of its obligations under Section 5.4 hereof in connection with such Superior Proposal, (ii) the Company shall have notified Parent in writing that the Company has received a Superior Proposal and intends to enter into a definitive acquisition agreement providing for the consummation of such Superior Proposal, attaching the most current version of such agreement to such notice, and (iii) Parent shall not have made, within three (3) business days after receipt of the Company's written notice of its intention to enter into a definitive acquisition agreement providing for the consummation of a Superior Proposal, an offer that the Company Board of Directors determines in good faith, after consultation with the Company's financial advisor and its legal counsel, provides greater benefits to the Company's stockholders than such Superior Proposal;

        (e)  by the Company, upon a material breach of any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, or if any representation or warranty of Parent or Purchaser shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a material adverse effect on Parent's or Purchaser's ability to consummate the Transactions; PROVIDED, HOWEVER, that if such untruth or inaccuracy in Parent's or Purchaser's representations and warranties or breach by Parent or Purchaser is curable by Parent or Purchaser through exercise of commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 7.1(e) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from the Company to Parent of such untruth or inaccuracy or breach, or (ii) the date on which Parent or Purchaser ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such untruth or inaccuracy or breach by Parent or Purchaser is cured during such thirty-day period); or

        (f)    by Parent, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that Parent would be required to pay as Merger Consideration $250,000 or more in excess of the sum of the aggregate Merger Consideration that would have been payable had the representations and warranties in Section 3.4 been true and correct; PROVIDED, HOWEVER, that if such untruth or inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through exercise of commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from Parent to the Company of such untruth or inaccuracy or breach, or (ii) the date on which the Company ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such untruth or inaccuracy or breach by the Company is cured during such thirty-day period); PROVIDED, FURTHER, that additional Merger Consideration paid for shares of Company Common Stock issued upon exercise of Company Options disclosed in Section 3.4 hereof or Section 3.4 of the Company Disclosure Schedule or pursuant to the current offering period under the Company ESPP shall not be included in such $250,000 amount.

        The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 7.2 EFFECT OF TERMINATION.

        Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefor shall not be affected by the termination of this Agreement or the payment of any Termination Fee (as defined in Section 7.3(a) hereof)), if this Agreement is terminated pursuant to Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; PROVIDED, HOWEVER, that notwithstanding such termination the agreements contained in Sections 7.2, 7.3 and 8.7 hereof and the proviso to Section 5.3 hereof shall survive the termination hereof.

SECTION 7.3 FEES; EXPENSES.

        (a)  The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to $2,250,000 (the "TERMINATION FEE") if:

          (i)    this Agreement is terminated by Parent pursuant to Section 7.1(c) hereof;

          (ii)  this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b)(i) hereof prior to which no Triggering Event has occurred, if (A) following the date hereof and prior to such termination of this Agreement, an Acquisition Proposal shall have been publicly announced and shall not have been publicly and irrevocably withdrawn prior to such termination of this Agreement, and (B) within nine (9) months following such termination of this Agreement, either (1) the transaction contemplated by such Acquisition Proposal (a "COMPANY ACQUISITION") is consummated, or (2) the Company enters into a definitive agreement providing for such Company Acquisition and such Company Acquisition is later consummated; or

          (iii)  this Agreement is terminated by the Company pursuant to Section 7.1(d) hereof.

        (b)  The Company shall pay the Termination Fee required pursuant to this Section 7.3 (if all conditions thereto have been satisfied) (i) at or prior to the termination of this Agreement by the Company in the circumstances described in Section 7.3(a)(iii) hereof, (ii) not later than one (1) business day after the termination of this Agreement by Parent in the circumstances described in Section 7.3(a)(i) hereof, or (iii) at or prior to the consummation of the applicable Company Acquisition in the case of a Termination Fee payable pursuant to Section 7.3(a)(ii) hereof.

        (c)  All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.1 NOTICES.

        All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

        If to the Company, to:

    Vicinity Corporation.
    370 San Aleso Avenue
    Sunnyvale, CA 94095
    Fax: (408) 543-3002
    Attention: Charles W. Berger

        with copies to:

    Fenwick & West LLP
    Two Palo Alto Square
    Palo Alto, CA 94306
    Fax: (650) 494-1417
    Attention:  Gordon K. Davidson, Esq.
                  and Mark A. Leahy, Esq.

        If to Parent and/or Purchaser, to:

    Microsoft Corporation
    One Microsoft Way
    Redmond, WA 98052
    Fax: (425) 936-7329
    Attention: Deputy General Counsel, Finance and Operations

        and:

    Microsoft Corporation
    One Microsoft Way
    Redmond, WA 98052
    Fax: (425) 936-7329
    Attn: Senior Vice President, Corporate Development

        with a copies to:

    Preston Gates & Ellis LLP
    701 Fifth Avenue
    Suite 5000
    Seattle, WA 98104
    Fax: (206) 623-7022
    Attention:  Richard Dodd, Esq.
                  and Annette D. Elinger, Esq.

SECTION 8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

        The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

SECTION 8.3 INTERPRETATION.

        References herein to the "knowledge" of a party shall mean the knowledge of the executive officers of such party in each case assuming the exercise of reasonable inquiry either directly or by representatives on his, her or their behalf. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

        The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

SECTION 8.4 AMENDMENTS, MODIFICATION AND WAIVER.

        (a)  Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED, HOWEVER, that after the adoption of this Agreement by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

        (b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.5 SUCCESSORS AND ASSIGNS.

        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that neither the Company nor Parent nor Purchaser may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

SECTION 8.6 SPECIFIC PERFORMANCE.

        The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

SECTION 8.7 GOVERNING LAW.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

SECTION 8.8 SEVERABILITY.

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

SECTION 8.9 THIRD PARTY BENEFICIARIES.

        This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent and/or Purchaser under this Agreement, and for the benefit of Parent and its successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Sections 5.5 and 5.9(b) hereof, be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

SECTION 8.10 ENTIRE AGREEMENT.

        This Agreement, including the Annex, the exhibits and the schedules hereto constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

SECTION 8.11 COUNTERPARTS; EFFECTIVENESS.

        This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

SECTION 8.12 RULES OF CONSTRUCTION.

        The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 8.13 SUBMISSION TO JURISDICTION.

        All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in New Castle County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the New Castle County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 8.14 PURCHASER COMPLIANCE.

        Whenever this Agreement requires Purchaser to take action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to take such action.

ARTICLE IX
DEFINITIONS

        ACQUISITION PROPOSAL means, other than the Transactions or any offer or proposal made by Moloco LLC or any of its affiliates prior to the date hereof, any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the acquisition or purchase of over 25% or more of any class of equity securities of the Company, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of the Company, or a substantial portion of the assets of, the Company and its Subsidiaries taken as a whole.

        ANTITRUST LAW means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate competition or actions having the purpose or effect of monopolization or restraint of trade.

        AGREEMENT has the meaning set forth in the Recitals.

        BALANCE SHEET DATE has the meaning set forth in Section 3.9.

        CAUSE means, with respect to an employee, any of the following: (i) any material breach or violation of an applicable employment agreement; (ii) employee's continued failure or refusal to satisfactorily perform employee's material responsibilities, in the good faith discretion of the Company; (iii) material failure or refusal to comply with rules, policies or procedures of the Company as they may be amended from time to time; (iv) dishonesty, fraud or gross negligence related to the business; or (v) commission of or plea of nolo contendere to a felony.

        CERTIFICATE OF MERGER has the meaning set forth in Section 1.1(b).

        CERTIFICATES has the meaning set forth in Section 1.3(b).

        CLOSING has the meaning set forth in Section 1.5.

        CLOSING DATE has the meaning set forth in Section 1.5.

        COBRA has the meaning set forth in Section 3.12(a).

        CODE means the Internal Revenue Code of 1986, as amended.

        COMPANY has the meaning set forth in the Recitals.

        COMPANY ACQUISITION has the meaning set forth in Section 7.3(a)(ii).

        COMPANY BOARD OF DIRECTORS has the meaning set forth in the Recitals.

        COMPANY COMMON STOCK has the meaning set forth in Section 3.4(a).

        COMPANY DISCLOSURE SCHEDULE has the meaning set forth in the preface to Article III.

        COMPANY ENVIRONMENTAL PERMITS means environmental approvals, permits, licenses, clearances and consents.

        COMPANY ESPP has the meaning set forth in Section 1.2(e)(i).

        COMPANY INTELLECTUAL PROPERTY has the meaning set forth in Section 3.16(a).

        COMPANY LEASES has the meaning set forth in Section 3.25.

        COMPANY LICENSED INTELLECTUAL PROPERTY has the meaning set forth in Section 3.16(a).

        COMPANY MATERIAL ADVERSE EFFECT means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, PROVIDED, HOWEVER, that a "Material Adverse Effect" with respect to the Company or any of its Subsidiaries shall not include (i) changes, effects and circumstances that are the result of factors generally affecting the industry or specific markets in which the Company and its Subsidiaries compete, or that are the result of factors affecting the Company's customers or the industries or markets in which the Company's customers operate (other than any such change having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company competes), or (ii) any change, effect or circumstance resulting from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets, any act of terrorism, or any outbreak of hostilities or war (other than any such condition having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company competes), or (iii) the effect of the public announcement or pendency of the Transactions; or (iv) changes in the trading prices for the Company's capital stock.

        COMPANY OPTIONS has the meaning set forth in Section 3.4(a).

        COMPANY OWNED INTELLECTUAL PROPERTY has the meaning set forth in Section 3.16(a).

        COMPANY PREFERRED STOCK has the meaning set forth in Section 3.4(a).

        COMPANY RIGHT has the meaning set forth in the Recitals.

        COMPANY SEC DOCUMENTS has the meaning set forth in Section 3.6.

        COMPANY SECURITIES has the meaning set forth in Section 3.4(a).

        COMPANY SPECIAL MEETING has the meaning set forth in Section 5.2(b).

        CONFIDENTIALITY AGREEMENT means the Confidentiality Agreement dated as of August 13, 2002 between Parent and the Company.

        DISSENTING SHARES has the meaning set forth in Section 1.6.

        DGCL means the Delaware General Corporation Law.

        EFFECTIVE TIME has the meaning set forth in Section 1.1(b).

        ERISA has the meaning set forth in Section 3.12(a).

        EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

        EXCHANGE AGENT has the meaning set forth in Section 1.3(a).

        EXCHANGE FUND has the meaning set forth in Section 1.3(a).

        EXCHANGE RATIO means the number determined by dividing the Merger Price by the Market Value of a share of Parent Common Stock.

        GAAP means United States generally accepted accounting principles.

        GOVERNMENTAL ENTITY means any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign.

        HAZARDOUS MATERIAL means any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies.

        HAZARDOUS MATERIALS ACTIVITIES has the meaning set forth in Section 3.17(a).

        HSR ACT means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        INDEMNITEES has the meaning set forth in Section 5.5(b).

        IRS has the meaning set forth in Section 3.11(b).

        ISSUANCE DATE has the meaning set forth in Section 6.2(e).

        LICENSES means all government licenses, authorizations, consents and approvals.

        LIEN means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        MARKET VALUE means the average of the closing prices as of 4:00 p.m. Eastern Time for the shares of Parent Common Stock for each of the ten (10) consecutive trading days immediately preceding the date during which the Effective Time occurs (determined by reference to closing quotation from NASDAQ National Market).

        MATERIAL CONTRACTS has the meaning set forth in Section 3.15(a).

        MERGER has the meaning set forth in the Recitals.

        MERGER CONSIDERATION has the meaning set forth in Section 1.2(b).

        MERGER PRICE has the meaning set forth in the Recitals.

        NASDAQ means the Nasdaq Stock Market.

        NET WORKING CAPITAL means the difference between (a) the sum of "Total current assets" (less any private securities and equity or equity-related securities) of the Company and Parent Authorized Payments, and (b) the sum of all accrued and unpaid "Current Liabilities" and "Other liabilities" (other than "Deferred revenues") of the Company. Each of the foregoing terms (except Parent Authorized Payments) shall be determined in accordance with GAAP in a manner consistent with the Company's balance sheet as of June 30, 2002 included in the Company SEC Documents. For avoidance of doubt: (i) "Current Liabilities" and "Other liabilities" shall include those liabilities incurred or reasonably expected to be incurred by the Company (whether billed or unbilled) in connection with the Merger, including legal, accounting investment banking fees, and printing, mailing and other expenses related to the Proxy Statement and the Company Special Meeting but shall not include, and Net Working Capital shall be increased to the extent of any payments made respecting, any liabilities incurred by, or potentially incurred by, the Company in connection with payments or potential obligations pursuant to rights of appraisal of Company stockholders (as described in Section 1.6); and (ii) private securities and equity or equity-related securities, "Property and equipment, net", "Intangible assets, net" and "Other assets" shall all be excluded from the determination of Net Working Capital.

        OPTION PLANS has the meaning set forth in Section 3.4(a).

        OUTSIDE DATE has the meaning set forth in Section 7.1(b).

        OWNED REAL PROPERTY has the meaning set forth in Section 3.25.

        PARENT has the meaning set forth in the Recitals.

        PARENT AUTHORIZED PAYMENTS means the following, but only to the extent not otherwise included as a "Current Liability" or "Other liability" in the Company's balance sheet as of June 30, 2002 included in the Company SEC Documents (each of the foregoing terms shall be determined in accordance with GAAP in a manner consistent with the Company's balance sheet as of June 30, 2002 included in the Company SEC Documents) as of the Closing Date: (i) all settlement payments of pending or threatened claims, suits or actions approved by Parent in writing which have been paid prior to the Effective Time (which, in the case of the dispute described in Section 6.2(i) of the Company Disclosure Schedule, shall be deemed so approved by Parent if the amount is within the limitation set forth in that Section 6.2(i)); (ii) all severance payments and other related payments as approved by Parent or within the limits of the Severance Package or pursuant to the Severance Agreements, in each case disbursed by the Company prior to the Closing Date; (iii) except to the extent covered by item (ii) above, all liabilities to be incurred by the Company subsequent to the Closing pursuant to the Severance Agreements executed with the executive officers listed in Section 6.2(h) for the amounts the executive officers will be paid with respect to their respective Company Options (equal to the difference between the per share exercise price of the Company Options and the Merger Price, multiplied by the number of shares subject to the Company Options); and (iv) all payments required in order to assign technology licenses or prepayments made at the request of Parent for license fees, in each case approved by Parent which have been paid or accrued for payment prior to the Effective Date.

        PARENT COMMON STOCK means the shares of Common Stock of Parent, par value $0.0000125 per share.

        PARENT DISCLOSURE SCHEDULE has the meaning set forth in the preface to Article IV.

        PARENT ESPP has the meaning set forth in Section 1.2 (e)(ii).

        PARENT MATERIAL ADVERSE EFFECT means a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, PROVIDED, HOWEVER, that a "Material Adverse Effect" with respect to Parent or any of its Subsidiaries shall not include (i) changes, effects and circumstances that are the result of factors generally affecting the industry or specific markets in which Parent and its Subsidiaries compete, or that are the result of factors affecting Parent's customers or the industries or markets in which Parent's customers operate (other than any such change having a materially disproportionate effect on Parent relative to other participants in the industry in which Parent competes), or (ii) any change, effect or circumstance resulting from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets, any act of terrorism, or any outbreak of hostilities or war (other than any such condition having a materially disproportionate effect on Parent relative to other participants in the industry in which Parent competes).

        PARENT SEC DOCUMENTS has the meaning set forth in Section 4.9.

        PERMITS means all material governmental approvals, permits and licenses.

        PERSON means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

        PLAN has the meaning set forth in Section 3.12(a).

        POTENTIALLY VIRAL SOFTWARE has the meaning set forth in Section 3.16(l).

        PROXY STATEMENT has the meaning set forth in Section 5.2(a).

        PUBLICLY AVAILABLE SOFTWARE has the meaning set forth in Section 3.16(l).

        PURCHASER has the meaning set forth in the Recitals.

        PURCHASER COMMON STOCK has the meaning set forth in Section 1.2(c).

        REAL PROPERTY LEASES has the meaning set forth in Section 3.25.

        REPRESENTATIVES has the meaning set forth in Section 5.3.

        RETURN PERIODS has the meaning set forth in Section 3.11(a).

        RIGHTS PLAN has the meaning set forth in the Recitals.

        SEC means the Securities and Exchange Commission.

        SECURITIES ACT means the Securities Act of 1933, as amended.

        SERIES A PREFERRED STOCK has the meaning set forth in Section 3.4(a).

        SEVERANCE AGREEMENT has the meaning set forth in Section 6.2(h).

        SEVERANCE PACKAGE has the meaning ascribed to that term on Section 5.9(a) to the Company Disclosure Schedule.

        SHARE or SHARES has the meaning set forth in the Recitals.

        SPECIAL AUDITOR has the meaning set forth in Section 6.2(e).

        STOCKHOLDER has the meaning set forth in the Recitals.

        SUBSIDIARY means with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        SUBSTITUTED PARENT OPTION has the meaning set forth in Section 1.2(d)(i).

        SUN has the meaning set forth in Section 3.16(l).

        SUPERIOR PROPOSAL means a bona fide written Acquisition Proposal which the Company Board of Directors believes in good faith, after consultation with the Company's financial advisor, (i) would provide greater benefits to the Company and its stockholders from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the Transactions (including any alternative proposal offered by Parent in response thereto) and (ii) if applicable, is reasonably capable of being financed by the Person making such Acquisition Proposal.

        SURVIVING CORPORATION has the meaning set forth in Section 1.1(a).

        TAXES means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by any Governmental Entity, any interest, penalties or additions to tax attributable to such taxes and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.

        TAX RETURN means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

        TENTATIVE CLOSING DATE has the meaning set forth in Section 6.2(e).

        TERMINATION FEE has the meaning set forth in Section 7.3(a).

        TRANSACTIONS means all of the transactions contemplated by this Agreement, including the Merger and the Voting Agreement.

        TRIGGERING EVENT has the meaning set forth in Section 7.1(c).

        VOTING AGREEMENT has the meaning set forth in the Recitals.

        WORKING CAPITAL AMOUNT has the meaning set forth in Section 6.2(e).

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

MICROSOFT CORPORATION
/s/ JEFFREY S. RAIKES
By:	Jeffrey S. Raikes
Its:	Group Vice President
/s/ RICHARD EMERSON
By:	Richard Emerson
Its:	Senior Vice President, Corporate Development
VICINITY CORPORATION
/s/ CHARLES W. BERGER
By:	Charles W. Berger
Its:	President and Chief Executive Officer
BOOTSTRAP MERGER SUB, INC.
/s/ KEITH DOLLIVER
By:	Keith Dolliver
Its:	Vice President

QuickLinks

  EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER BY AND AMONG VICINITY CORPORATION MICROSOFT CORPORATION AND BOOTSTRAP MERGER SUB, INC. Dated as of October 22, 2002
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
R E C I T A L S
ARTICLE I THE MERGER
ARTICLE II THE SURVIVING CORPORATION
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
ARTICLE V COVENANTS OF THE PARTIES
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII TERMINATION
ARTICLE VIII MISCELLANEOUS
ARTICLE IX DEFINITIONS